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                                                                      EXHIBIT 12

                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

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
                                                           Nine Months
                                                       Ended September 30,
                                                       -------------------

                                                    1999                  1998
                                                   -------              ------
Earnings:
  Net Income                                      $ 49,341             $  49,477
Add:
  Income Taxes                                      23,869                19,705
  Amortization of Capitalized Interest               1,748                 1,679
                                                   -------              --------
  Additions to Net Income                           25,617                21,384
                                                   -------              --------

Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges              22,693                26,076
  Interest Factor Attributable to Rentals            1,313                 1,480
                                                   -------              --------
 Adjustments for Fixed Charges                      24,006                27,556
                                                   -------              --------
EARNINGS AS ADJUSTED                              $ 98,964             $  98,417
                                                   =======              ========

Fixed Charges:
  Fixed Charges above                             $ 24,006             $  27,556
  Capitalized Interest                                 314                   194
                                                   -------              --------
TOTAL FIXED CHARGES                               $ 24,320             $  27,750
                                                   =======              ========


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                                 4.07                  3.55
                                                      ====                  ====
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